Exhibit 99.1
Alpine Immune Sciences Provides Corporate Update and
Reports Fourth Quarter and Full Year 2020 Financial Results

- Conference call and webcast today at 4:30 p.m. ET -
SEATTLE, WA - March 18, 2021 - Alpine Immune Sciences, Inc. (NASDAQ: ALPN), a leading clinical-stage immunotherapy company focused on developing innovative treatments for cancer and autoimmune/inflammatory diseases, today provided a corporate update and reported financial results for the fourth quarter and year ended December 31, 2020.
“This past year has been transformative for the company. We are building on our strong momentum to accelerate development of innovative therapies for patients living with cancer and autoimmune/inflammatory disease,” said Mitchell H. Gold, M.D., Executive Chairman and Chief Executive Officer of Alpine. “Over the next year we will continue to execute on our clinical-stage programs and plan to initiate an international Phase 2 trial of ALPN-101 in adults with systemic lupus erythematosus (SLE), and further progress our ongoing NEON-1 Phase 1 study of ALPN-202 in advanced malignancies. We also plan to progress key pipeline programs, including the initiation of a Phase 1 healthy volunteer study for ALPN-303. In summary, I believe 2021 will be another year of significant opportunity for Alpine as we advance our pipeline of innovative therapeutic candidates.”
Full Year 2020 and Recent Corporate and Clinical Updates
•ALPN-101: Dual CD28/ICOS inhibitor
◦Announced Option and License Agreement with AbbVie: In June 2020, Alpine announced an exclusive worldwide option and license agreement for ALPN-101. Under the terms of the agreement, Alpine received an upfront payment of $60 million and is eligible to receive up to an aggregate of $805 million for exercise of the option and success-based development, regulatory, and commercial milestones, including up to $75 million in pre-option development milestones. In addition, Alpine is eligible to receive tiered royalties on net sales of ALPN-101.
◦Preparation for a global Phase 2 study in SLE is ongoing with an intent to initiate the study in mid-2021.
•ALPN-202: Conditional CD28 costimulator and dual checkpoint inhibitor
◦Presentation of NEON-1 trial design at the American Association of Cancer Research (AACR) Virtual Annual Meeting 2020: The design of NEON-1, the first-in-human study of ALPN-202, our first-in-class conditional CD28 costimulator and dual checkpoint inhibitor, was presented at the AACR Virtual Annual Meeting I, in the Phase I Trials in Progress Virtual Poster Session.
◦Enrollment in NEON-1, a first in human monotherapy Phase 1 clinical trial, continues to progress through its dose escalation cohorts. Alpine plans to share interim data at an appropriate scientific forum and to determine expansion cohorts later this year.
◦Alpine is also targeting the initiation of NEON-2, a Phase 1 combination study of ALPN-202 and a PD-1 inhibitor, later this year.
•ALPN-303: Dual APRIL/BAFF inhibitor
◦Presentation of Preclinical Data on Novel B cell Modulatory Domains, Alone or in Combination with Novel Domains that Inhibit T Cell Costimulation, for Autoimmune Diseases: In June 2020, Alpine presented a poster at the European Congress of Rheumatology (EULAR) E-Congress detailing preclinical work with novel B cell modulatory variant TNF Receptor domains (vTDs), alone or in combination with variant Ig Domains (vIgDtm) that inhibit T cell costimulation. This work included ALPN-303, a novel dual BAFF/APRIL inhibitor, in multiple preclinical models, including the NZB/NZW F1 murine lupus model.
◦Alpine is targeting completion of activities to support initiation of a Phase 1 healthy volunteer study with ALPN-303 in the fourth quarter of this year.
•General Corporate
◦Raised $60 Million in a Private Placement: In July 2020, Alpine raised $60 million in gross proceeds through a private placement led by Omega Funds with participation from Avidity Partners, EcoR1 Capital, LLC, Invus Public Equities, L.P., and Samsara BioCapital, among others.

◦Appointed industry veteran Natasha Hernday to the Board of Directors: Ms. Hernday brings more than 20 years of experience in corporate development and corporate strategy, and currently serves as Executive Vice President, Corporate Development and as a member of the Executive Committee for Seagen, Inc.
◦Promotion of Remy Durand, Ph.D. to Chief Business Officer: Dr. Durand joined Alpine Immune Sciences in 2018 as Senior Vice President, Business Development and Corporate Strategy, and has played a leading role in building the company’s partnerships with AbbVie and Adaptimmune, and has represented the company at investor meetings and conferences.
◦Appointed Pamela Holland, Ph.D. as Senior Vice President, Research: Dr. Holland is an experienced cancer biologist with a proven track record of successfully discovering and progressing multiple preclinical therapeutics into clinical development, most recently at Surface Oncology and Amgen.
Full Year 2020 Financial Results
As of December 31, 2020, we had cash, cash equivalents, and investments totaling $131.4 million. Net cash provided by operating activities for the year ended December 31, 2020 was $30.1 million compared to net cash used in operating activities of $35.3 million for the year ended December 31, 2019. We recorded net losses of $27.9 million and $41.9 million for the years ended December 31, 2020 and 2019, respectively.
Collaboration revenue for the year ended December 31, 2020 was $9.3 million compared to $1.7 million for the year ended December 31, 2019. The increase was primarily attributable to the revenue recognized under our AbbVie Agreement.
Research and development expenses for the year ended December 31, 2020 were $27.2 million compared to $35.8 million for the year ended December 31, 2019. The decrease was primarily attributable to decreases in contract manufacturing and process development of our product candidates and other direct research activities. The decreases were partially offset by increases in clinical trial activity for NEON-1.
General and administrative expenses for the year ended December 31, 2020 were $10.9 million compared to $9.5 million for the year ended December 31, 2019. The increase was primarily attributable to increases in professional and legal services, stock-based compensation and insurance and facility costs to support the growth and expansion of our business.
Alpine expects that its current cash resources, combined with the potential $75 million in pre-option exercise milestones payable under its option and license agreement with AbbVie, for the development and commercialization of ALPN-101, are sufficient to fund Alpine's planned operations through 2023.
Fourth Quarter and Full Year 2020 Conference Call and Webcast Details
Alpine will host a conference call and live webcast to discuss the fourth quarter and full year performance today, March 18, 2021 at 4:30 p.m. ET/1:30 p.m. PT.
To access the live call by phone, dial (800) 816-3005 (domestic) or (857) 770-0069 (international) and reference conference ID: 2539338. A live webcast of the presentation will be available online in the investor relations section of the company’s website at https://ir.alpineimmunesciences.com/events. A replay of the presentation will be available on the company website for 90 days following the webcast.
About Alpine Immune Sciences, Inc.
Alpine Immune Sciences, Inc. is committed to leading a new wave of immune therapeutics. With world-class research and development capabilities, a highly productive scientific platform, and a proven management team, Alpine is seeking to create first- or best-in-class multifunctional immunotherapies via unique protein engineering technologies to improve patients’ lives. Alpine has entered into strategic collaborations with leading global biopharmaceutical companies and has a diverse pipeline of clinical and preclinical candidates in development. For more information, visit www.alpineimmunesciences.com. Follow @AlpineImmuneSci on Twitter and LinkedIn.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding our platform technology and potential therapies, the timing of and results from clinical trials and preclinical development activities, clinical and regulatory objectives and the timing thereof, expectations regarding the sufficiency of cash combined with the potential $75 million in pre-option exercise milestones payable under our option and license agreement with AbbVie to fund operations through 2023, the potential efficacy, safety profile, future development plans, addressable market, regulatory success, and commercial potential of our product candidates, our ability to achieve milestones in our collaboration with AbbVie, the progress and potential of our other ongoing development programs, the timing of our public presentations and potential publication of future clinical data, the efficacy of our clinical trial designs, anticipated enrollment in our clinical trials and the timing thereof, expectations regarding our ongoing collaborations, and our ability to successfully develop and achieve milestones in our development programs. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “intend,” and other similar expressions, among others. These forward-looking statements are based on current assumptions that involve risks, uncertainties, and other factors that may cause actual results, events, or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: the impact of the COVID-19 pandemic on our business, research and clinical development plans and timelines and results of operations, including the impact on our clinical trial sites, collaborators, and contractors who act for or on our behalf, may be more severe and prolonged than currently anticipated; clinical trials may not demonstrate safety and efficacy of any of our product candidates; our ongoing discovery and preclinical efforts may not yield additional product candidates; our discovery-stage and preclinical programs may not advance into the clinic or result in approved products; any of our product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; the impact of competition; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we undertake no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.
“Secreted Immunomodulatory Proteins”, “SIP”, “Transmembrane Immunomodulatory Protein,” “TIP,” “Variant Ig Domain,” “vIgD” and the Alpine logo are registered trademarks or trademarks of Alpine Immune Sciences, Inc. in various jurisdictions.

Alpine Immune Sciences, Inc.
Selected Consolidated Balance Sheet Data
(In thousands)
	December 31, 2020	December 31, 2019
Cash and cash equivalents	$34,959	$16,123
Short-term investments	70,622	24,397
Total current assets	107,101	42,302
Long-term investments	25,549	—
Total assets	144,090	54,093
Total current liabilities	41,167	8,681
Total stockholders’ equity	62,158	29,474
Total liabilities and stockholders’ equity	144,090	54,093

Consolidated Statement of Operations and Comprehensive Income (Loss) Data
(In thousands, except share and per share amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(unaudited)
Collaboration revenue	$5,643	$884	$9,335	$1,740
Operating expenses:
Research and development	9,055	5,799	27,185	35,847
General and administrative	3,049	2,102	10,899	9,467
Total operating expenses	12,104	7,901	38,084	45,314
Loss from operations	(6,461)	(7,017)	(28,749)	(43,574)
Other income (expense):
Interest expense	(215)	(141)	(775)	(338)
Interest income	291	206	245	1,248
Other income	43	812	1,333	812
Loss before taxes	(6,342)	(6,140)	(27,946)	(41,852)
Income tax benefit	—	—	6	—
Net loss	$(6,342)	$(6,140)	$(27,940)	$(41,852)
Comprehensive income (loss):
Unrealized gain (loss) on investments	1	(8)	(15)	29
Unrealized gain (loss) on foreign currency translation	93	11	58	(6)
Comprehensive loss	$(6,248)	$(6,137)	$(27,897)	$(41,829)
Weighted-average shares used to compute basic and diluted net loss per share	23,803,183	18,587,817	20,826,466	18,358,864
Basic and diluted net loss per share	$(0.27)	$(0.33)	$(1.34)	$(2.28)

Alpine Immune Sciences Inc.
Contacts:
Alex Sharif
Director, Investor Relations and Corporate Development
Alpine Immune Sciences, Inc.
206-788-4545
ir@alpineimmunesciences.com

Laurence Watts
Managing Director
Gilmartin Group, LLC.
619-916-7620
laurence@gilmartinir.com